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                                                                   Exhibit 10.58

December 15, 1999


Mr. William P. Lahiff, Jr.
9973 Royal Valley Drive
North Royalton, OH 44133

Dear Bill:

We are pleased to offer you the opportunity to become VICE PRESIDENT, CONTROLLER for Cole National Corporation, reporting to the CFO.

The following highlights the terms and conditions of our offer. Full details of the benefit programs are provided in a separate mailing.

1.   EFFECTIVE DATE: December 30, 1999.

2. SALARY: Your initial salary will be $150,000 payable in accordance with the bi-weekly payroll schedule.

3. OPERATING BONUS: You will participate in a Management Incentive Plan for Fiscal Year 2000 that could pay a bonus of up to fifty (50%) percent of your annualized salary, the last 10% of such bonus being paid in restricted Cole National Corporation stock, if pre-set Cole Optical and Cole National profit contribution goals are achieved. For the 2000 fiscal year, you will be eligible for a full year bonus and guaranteed a minimum bonus of $50,000, payable in April, 2001.

4. STOCK OPTIONS: We will request that the Board of Directors of Cole National Corporation grant you an option to purchase 5,000 shares of Cole National Corporation stock, at a per share price equal to the closing stock price on the date of grant. The options granted to you will vest at 25% per year from the date of the grant.

5. AUTOMOBILE: You may choose a company automobile with a value of up to $34,500 or a cash allowance in place of a company provided automobile. The cash allowance will be based on an average monthly lease for an automobile costing $34,500.

6. MERIT INCREASE: Your salary will be reviewed annually, and adjustments, when they occur, will be effective in April, beginning with April 1, 2001.


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7.   GROUP MEDICAL PLAN: If you elect, you and your eligible dependents will be eligible for group coverage provided by the Prudential Insurance Company of America or Cigna after completion of ninety (90) days of continuous service. In the meantime, we will offer to pay your COBRA health insurance premiums during the 90-day waiting period.

8.   TERM LIFE INSURANCE/ACCIDENTAL DEATH AND DISMEMBERMENT INSURANCE (AD&D):
     You would be eligible to participate in Cole Vision's Life Insurance Program, which provides a coverage at no cost to you in an amount equal to two (2) times your annual base salary. You may elect to purchase additional amounts of term insurance equal to one (1) or (2) times your base salary for a nominal cost to you.

9. SHORT-TERM DISABILITY PLAN: After a six (6) month waiting period, you would be eligible for benefits up to a maximum of thirteen (13) weeks beginning with the first day of absence.

10. EXECUTIVE LONG-TERM DISABILITY PLAN: In accordance with the terms of this plan, you would be eligible for a monthly benefit of up to sixty (60%) percent of your monthly base salary, up to a maximum of fifteen thousand dollars ($15,000) per month. You will be eligible to participate in this plan following ninety (90) days of continuous employment. Benefits are payable after a waiting period of ninety (90) days after the onset of disability.

11. DENTAL: Cole Vision offers a Dental Plan to eligible full-time employees, after ninety (90) days of employment. CIGNA Insurance Company features cleaning and examinations at no charge and other procedures at very low rates when using CIGNA dentists provide the plan.

12. TRAVEL ACCIDENT PLAN: You would be eligible for this benefit upon the commencement of your employment.

13. 401(K) SAVINGS PLAN: You would be eligible for participation after one year of service. Pre-tax contributions to the pay are at the employee's expense; however, Cole National has made a discretionary matching contribution to the plan for each of the last four years equaling 15% of the employee's contribution since 1996. Merrill Lynch administers the plan and Cole National pays all administrative expenses.

14. PENSION PLAN: You would be eligible for participation after one (1) year of employment and vested in the plan after five (5) years of service.

15.  VACATION: You will be eligible for three (3) weeks vacation in 2000.


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16.  TERMINATION/NON-COMPETE AGREEMENT: A letter to be signed upon your acceptance of employment has been provided. Please note the terms with respect to the activities you would be prohibited from participating in for a period of twelve (12) months after the termination of your employment. In return, should the Company without cause terminate your employment, you will be entitled to receive a continuation of your then annual base salary for a period of 12 months following such termination. Any salary received from new employment will offset this payment. In addition, you would be eligible to receive outplacement benefits.

17. EMPLOYMENT AT WILL: NOTHING contained in this offer letter is intended to create a fixed or contractual employment term between you and the Company and you understand and acknowledge that if you accept this offer, you are and will continue to be an employee at will, that your employment with the Company can be terminated with or without cause and with or without notice, at any time at the option of either you or the Company.

Bill, we believe you have the talent, leadership and style to make an immediate contribution to our company. I would be happy to discuss any details of this offer with you personally. I look forward to hearing from you soon. If you accept this offer, please sign the enclosed copy of this letter, as well as, both signed copies of the Termination/Non-Compete Agreement, and return them to me in the enclosed envelope.

Sincerely,


Patricia M. Luzier
Sr. VP, Human Resources
& Process Improvement

Enclosures

Agreed to and acknowledged the  20th day of December, 1999.

/s/ William P. Lahiff, Jr.
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Signature

/jls